Exhibit 99.1

Union Pacific Corporation Elects David B. Dillon to Board of Directors,

Names CEO Jack Koraleski Chairman

Omaha, Neb., March 20, 2014 – Union Pacific Corporation today announced that David B. Dillon has been elected to the company’s board of directors, effective immediately. The board also voted to elect the company’s chief executive officer Jack Koraleski, chairman of the board.

Dillon, 62, is the chairman of The Kroger Co., based in Cincinnati, Ohio. Kroger employs 375,000 associates who serve customers in more than 3,700 supermarkets, convenience and jewelry stores in 34 states and the District of Columbia. Kroger also operates 38 U.S. food processing plants. Dillon has served in a variety of leadership roles within The Kroger Co., beginning in 1990 with his appointment as executive vice president. In 1995, Dillon was named president and chief operating officer and he served as chief executive officer from 2003—2013. Dillon is a member of the board of directors of DirecTV and also serves on the board of trustees for the University of Cincinnati Foundation, the board of trustees for the Urban League of Greater Cincinnati, the board of trustees for the University of Kansas Endowment, and the board of directors for Catalyst.

“Dave understands rail operations from a customer point of view,” said Koraleski. “Having led a large retail business, Dave brings a unique perspective and strong knowledge of complex logistics operations to Union Pacific.”

Dillon earned a bachelor’s degree in business from the University of Kansas and a law degree from Southern Methodist University.

Koraleski, 63, succeeds the late Jim Young, who served as Union Pacific Corporation chairman from January 2007 until his death in February 2014. Since joining the railroad in 1972, Koraleski has served in a number of senior leadership roles, including controller of Union Pacific Corporation, executive vice president of Marketing and Sales and executive vice president of Finance and Information Technology for Union Pacific Railroad. He was named president and chief executive officer in March 2012, and was elected to the board of directors in July 2012.

Koraleski is a member of the national advisory committee for the College of Business Administration at the University of Nebraska at Omaha, and honorary member of the board of directors of the Nebraska Methodist Hospital and the Nebraska Methodist Hospital Foundation. He also serves on the advisory board of the Women’s Center for Advancement. He earned both a bachelor’s and master’s degree in business administration from the University of Nebraska Omaha.

All Union Pacific Corporation board members serve concurrently on the board of the company’s principal operating subsidiary, Union Pacific Railroad.

About Union Pacific

Union Pacific Railroad is the principal operating company of Union Pacific Corporation (NYSE: UNP). One of America’s most recognized companies, Union Pacific Railroad connects 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. From 2007-2013, Union Pacific invested more than $21.6 billion in its network and operations to support America’s transportation infrastructure. The railroad’s diversified business mix includes Agricultural Products, Automotive, Chemicals, Coal, Industrial Products and Intermodal. Union Pacific serves many of the fastest-growing U.S. population centers, operates from all major West Coast and Gulf Coast ports to eastern gateways, connects with Canada’s rail systems and is the only railroad serving all six major Mexico gateways. Union Pacific provides value to its roughly 10,000 customers by delivering products in a safe, reliable, fuel-efficient and environmentally responsible manner.

Union Pacific media contact: Stephanie Serkhoshian, stephserk@up.com or 402-544-0100.

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